SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 9, 2006
Jeffersonville Bancorp

(Exact name of registrant as specified in its charter)

New York	0-19212	22-2385448

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 398, Jeffersonville, New York	12748

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (845) 482-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.
On July 9, 2006, the rights issued under the Rights Agreement, dated as of July 9, 1996, by and between Jeffersonville Bancorp (the “Company”) and First National Bank of Jeffersonville, as rights agent, expired. The rights permitted stockholders to acquire shares of Company Series A Preferred Stock, no par value, from the Company at substantially below market value under certain change-in-control scenarios.
The Company’s board of directors has elected not to renew the Rights Agreement and has determined that such action was in the best interests of its stockholders.
Item 8.01. Other Events.
On July 13, 2006, the Company announced that its board of directors has increased the amount of shares authorized for repurchase under the company’s previously announced share repurchase program. In May 2006, the board of directors authorized the Company to repurchase up to 100,000 shares of its common stock over a twelve-month period. The Company has repurchased nearly all 100,000 shares. Under the increased authorization, the Company may repurchase up to an additional 50,000 shares of its common stock. Purchases under the share repurchase program will be made from time to time on the open market or in privately negotiated transactions, consistent with the previously authorized plan. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

JEFFERSONVILLE BANCORP
Date: July 13, 2006	/s/ Raymond Walter
Raymond Walter
President and Chief Executive Officer